Exhibit 99.1

FOR IMMEDIATE RELEASE

Endo Announces Actions to Drive Greater Efficiency and Business Alignment

DUBLIN, January 26, 2017 — Endo International plc (NASDAQ / TSX: ENDP) announced today that as part of its comprehensive organizational review, it has initiated a restructuring program. These restructuring actions primarily relate to the Company’s Corporate functions and Branded pharmaceutical R&D functions in Malvern, PA and Chestnut Ridge, NY. The restructuring program will better align these parts of our organization in size and scope with the Company’s recently restructured Generics and U.S Branded Pharmaceutical business units. In addition to realizing greater efficiencies, these actions are expected to provide corresponding cost savings. Endo expects to invest a portion of these cost savings in the Company’s core product franchises and new product development programs for both the Branded and Generics business segments.

These restructuring actions will reduce Endo’s work force by approximately 90 full-time positions and will result in restructuring cash charges of approximately $15 million to $20 million. Endo expects to realize approximately $40 million to $50 million in annual run rate pre-tax cost savings by the fourth quarter of 2017.

“Last year, Endo completed the integration, product portfolio rationalization and restructuring of its Generics business segment. In October, we introduced a unified operating model that streamlined our Global Supply Chain organization to better support both our Branded and Generics businesses. Recently, we announced that our Branded Segment will focus on our Specialty business, which led to the elimination of our U.S. Branded pain field sales force and realignment of that business unit. All of these measures have led to today’s announced restructuring actions, which address the last of the organizations to be impacted, primarily in Malvern and Chestnut Ridge,” said Paul Campanelli, President and CEO of Endo. “In a competitive and challenging healthcare environment, these difficult but necessary steps are intended to best position Endo for long-term success. These actions will serve to strengthen our Company and permit us to provide additional support for our core franchises and development programs.”

“I would like to recognize the efforts and hard work of those who have been impacted by these decisions and thank them for all they have contributed to our Company,” added Mr. Campanelli.

About Endo International plc

Endo International plc (NASDAQ / TSX: ENDP) is a global specialty pharmaceutical company focused on improving patients’ lives while creating shareholder value. Endo develops, manufactures, markets and distributes quality branded and generic pharmaceutical products as well as over-the-counter medications though its operating companies. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, the statements by Mr. Campanelli and other statements regarding expected restructuring charges, expected cost savings and anticipated use of such cost savings. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Endo’s expectations and projections. Risks and uncertainties include, among other things, general industry and market conditions; technological advances and patents attained by competitors; challenges in the implementation of the planned restructuring; challenges inherent in the research and development and regulatory processes; challenges related to product marketing, such as the unpredictability of market acceptance for new products and/or the acceptance of new indications for such products; inconsistency of treatment results among patients; potential difficulties in manufacturing; general economic conditions; and governmental laws and regulations affecting domestic and foreign operations. Endo expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risk factors can be found in Endo’s periodic reports filed with the U.S. Securities and Exchange Commission and in Canada on the System for Electronic Data Analysis and Retrieval (“SEDAR”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. Additional information about Endo is available on the World Wide Web at www.endo.com or you can contact the Endo Investor Relations department by calling (484) 216-0000.

Endo International plc:

Investors/Media:	Media:	Investors:
Stephen Mock	Heather Zoumas-Lubeski	Nina Goworek
(845) 364-4833	(484) 216-6829	(484) 216-6657

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